Exhibit (d1)

TIAA-CREF Life Insurance Company 730 Third Avenue New York, NY 10017-3206 212 490-9000 1 800 223-1200

Your Flexible Premium Last Survivor Variable Universal Life Insurance Policy

PLEASE READ THIS POLICY CAREFULLY. This policy is a legal contract between the owner and TIAA-CREF Life Insurance Company. This policy is issued in consideration of the application and the payment of the first premium.

Subject to the conditions specified in this policy, you may request to accelerate this policy’s death benefit. The receipt of an Accelerated Death Benefit payment may be taxable. As with all tax matters, you should consult a personal tax advisor before requesting an Accelerated Death Benefit payment. The death benefit and any accumulation values and cash values, and, if applicable, premium payments or cost of insurance charges, will be reduced if an accelerated death benefit is paid.

About this policy

Throughout this document, you and your mean the owner or owners of the policy named in the application or in any later change shown in our records. We, us and our refer to TIAA-CREF Life Insurance Company.

Your right to cancel this policy

During the right to cancel period, you have the right to cancel this policy and return it to us for a refund of your premium payments. The right to cancel period ends [30] days after you receive this policy. To cancel your policy, you must deliver or mail this document to us, along with a cancellation notice in a form satisfactory to us. If you send it by mail, it must be postmarked before the end of the right to cancel period, properly addressed and postage prepaid.

If you have any questions

If you have any questions about your policy or any of our other services, please contact our administrative office at:

TIAA-CREF Life Insurance Company, [Insurance Service Center, P.O. Box 724508, Atlanta, GA 31139, or you may call us at Tel: 1 877 694 0305]

Key features of your Flexible Premium Last Survivor Variable Universal Life Insurance policy

•	Adjustable death benefit

•	Flexible premiums payable during either insured’s lifetime

•	Premiums can be allocated to the fixed-rate account and/or to our investment accounts

•	Policy value, death benefit and length of coverage can be variable or fixed according to the provisions of this policy and may increase or decrease depending on investment performance

•	The minimum death benefit and the method for determining the amount of your death benefit are described in The death benefit provision of this policy

•	Pays death benefit proceeds when the last surviving person insured by the policy dies

•	Can be cashed in for its cash surrender value

•	Non-Participating policy. This policy does not pay dividends

•	Accelerated Death Benefit option, but you should consult a personal tax advisor first because the payment may be taxable

About your contract

Your contract with us includes your application, this policy and any riders or endorsements that are attached to it. It also includes applications that are attached for any later changes you made to the policy.

We have assumed that all statements you made in your applications are true to the best of your knowledge and belief. We relied on these statements when we issued this policy. These statements in the absence of fraud are representations only — they are not warranties. We will only use these statements to cancel this policy or contest a claim if you made a material misrepresentation in your application.

Only our President, a Vice President or the Secretary may change the terms of this policy or waive any of our rights or requirements under it.

You will find the detailed terms of your policy in sections 2 and 3 of this document followed by the terms of any riders you have added. Section 1 is intended to be a summary only.

This document provides you with extensive information about your life insurance policy. Please read it carefully and keep it in a safe place. We have divided it into three main sections.

Section 1 — A summary of your policy

This section is a brief summary of your policy. It tells you your policy’s key values, benefits and charges, and reminds you of the choices you made on your application.

Section 2 — How your policy works

This section describes how the main benefits and features of your policy work. It also explains the changes you can make to your policy and other things you can do under it.

Policy ownership and beneficiaries	13
Who owns your policy
About your beneficiaries

The death benefit	15
What we pay to your beneficiaries
When we pay death benefit proceeds
Understanding the minimum death benefit
How death benefit proceeds are calculated
Changing your death benefit option
Changing the face amount
Accelerated death benefit

All about premiums	20
Making premium payments
Limits on the premium payments you can make
Allocating your premiums

Your investment options	22
The fixed-rate account
The investment accounts
Transferring among investment options
Dollar cost averaging transfer program
Automatic account rebalancing program
About the separate account

Loans, withdrawals and surrenders	26
About loans
Making withdrawals
Advisory fees
Surrendering your policy

Your policy value	29
How we calculate your policy value
Monthly charges

Lapsing and reinstatement	32
About lapsing
Reinstating your policy

Payment methods for the death benefit proceeds and cash surrender value	32

Other things to know about your policy	33
Entire contract
Statements and reports we will send you
Illustration
Communicating with us
When we process payments
Misstatement of age or sex
Contesting the validity of your policy
If a person insured by the policy commits suicide
Policy calculations
Dividends

Section 3 — Some definitions
This section explains some of the key terms we have used in the policy	36

[Riders	Attached
Policy split option
Estate Transfer Protection rider
Institutional Charitable Benefit rider]

[Endorsements added	Attached
Aviation limitation endorsement]

Section 1 — A summary of your policy

Policy information

Policy owner [JOHN DOE]

Plan Flexible Premium Last Survivor Variable Universal Life Insurance

Policy number [123456789]

Minimum face amount $[100,000.00]

Persons insured by this policy

Person insured by the policy [JOHN DOE]

Issue age [35]

Gender [MALE]

Underwriting class [PREFERRED PLUS NON TOBACCO]

Person insured by the policy [JANE DOE]

Issue age [35]

Gender [FEMALE]

Underwriting class [PREFERRED PLUS NON TOBACCO]

Issue date [01/01/2009]

Policy date [01/01/2009]

Monthly charge date [1]

Policy benefits

Initial face amount $[250,000.00]

Death benefit option [A - Level]

You can increase or decrease the face amount while your policy is in force. We will pay the death benefit proceeds to your beneficiary(ies) when the last surviving person insured by this policy dies. You can have the proceeds paid in a lump sum or you can choose one of our other payment methods.

If the last surviving person insured by this policy has a terminal illness, you can apply to get all or part of the death benefit early.

[Riders [and endorsements] you have added]

[You have chosen to add the following riders and endorsement (s) to your policy:

Estate Transfer Protection rider

Overloan Protection Endorsement

Institutional Charitable Benefit rider

Last Survivor Policy Split Option rider]

About your premium payments

Minimum first premium [$50.00]

Planned premium [$500.00]

Frequency of your planned premium [ANNUAL]

You can choose the amount and timing of your premium payments within certain limits. The planned premium is the scheduled premium you chose on your application. You do not have to pay your planned premiums, but if you do not, your policy may lapse and your coverage may end if the cash surrender value is less than the deduction for the monthly charge when it is due.

Even if you pay all of your planned premiums, your policy may still lapse and your coverage may end if the cash surrender value is less than the deduction for the monthly charge when it is due. We will give you a grace period of 61 days to make a minimum payment that is equal to any unpaid monthly charges plus three current monthly charges. If you do not pay it before the end of the grace period, your policy will lapse.

The amount of coverage, and the length of time that your policy remains in force, depends on:

•   the amount and timing of your premium payments,

•   whether you change the face amount or your death benefit option,

•   the withdrawals you take or loans you make,

•   the investment performance of the investment accounts,

•   the amount of the monthly charges and premium tax charges,

•   the interest rates on the fixed-rate account and loan account, or

•   whether you change rider benefits.

Tax test	Tax test [GUIDELINE PREMIUM TEST Initial Guideline Level Premium $1,567.44 Initial Guideline Single Premium $14,133.86]

How your premium payments are allocated

We deduct a premium tax charge from each premium payment you make, and then allocate your net premium to the investment options you choose.

We allocate your first net premium payment — and all premium payments you make during the right to cancel period — to the money market account.

Within five days after the end of the right to cancel period, we will allocate policy value in the money market account to the investment accounts you chose in your most recent allocation instructions.

We will allocate any premium payments you make after the right to cancel period to the investment options you selected from your most recent allocation instructions unless you tell us otherwise. You can transfer among investment options within the limits described in this policy. You may also change your allocations within the limits described in this policy.

Policy value

The value of your policy can change daily. We calculate it by adding the total amount allocated to the investment accounts, the fixed-rate account and the loan account.

Policy value is not guaranteed – it depends on the amount and timing of your premium payments, the performance of the investment accounts you have chosen, the interest rates on the fixed-rate account and the loan account, policy charges, how much you have borrowed or withdrawn from the policy and the level of policy and rider benefits.

The investment options

Fixed-rate account

The guaranteed minimum interest rate on the fixed-rate account is 3% per year, compounded annually. We may choose to set a higher rate for this account. The rate may be different from the interest rate on the loan account.

Investment accounts

The investment accounts are those available for the policy from TIAA-CREF Life Separate Account VLI-1.

Loans, withdrawals and surrenders

Any time after the right to cancel period ends you can take out a loan from us using your policy as collateral. The maximum amount you can borrow is 90% of your policy value.

The loan interest rate is fixed at an effective annual rate of 5% per year. The loan account guaranteed effective annual interest rate is 4.35%.

You can take out all or part of your cash surrender value by making withdrawals or surrendering your policy. This policy does not have a minimum guaranteed cash surrender value.

Policy charges

Charges deducted from your premiums

Premium tax charge of [ 2.00% ] applicable to each premium paid.

Charges deducted from your policy

We deduct a monthly charge that has two parts:

•   Guaranteed maximum cost of insurance charge:            See the table in Section 1

•   Charges for the riders you have added:                            [See the attached riders]

Charges deducted from the separate account

We deduct mortality and expense charges daily from the policy value allocated to the investment accounts.

These charges will never be more than effective annual rates of 0.95% for Policy Years 1-20 and 0.35% for Policy Years 21 and later.

See the TIAA-CREF Life Funds prospectus for the investment advisory charges of the different portfolios.

Charges for transfers

We reserve the right to charge $25 for each transfer after the 12th transfer in any policy year.

However, there is no charge for transfers:

•   to and from the loan account,

•   under the dollar cost averaging program,

•   under the automatic account rebalancing program, or

•   from the money market account to the investment accounts when we are transferring amounts we have been holding in the money market account during the right to cancel period.

Guaranteed maximum monthly cost of insurance rates

per $1,000 of net amount at risk

We base the monthly cost of insurance charge on the current cost of insurance rates that apply to the net amount at risk. For the initial face amount, our current cost of insurance rates will never be greater than the guaranteed maximum monthly cost of insurance rates shown in this table. The guaranteed maximum monthly cost of insurance rates are based on the policy year, and the issue age, gender and underwriting class of each person insured by the policy. You will find more about the monthly cost of insurance charge in Section 2.

POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE	POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE	POLICY YEAR	GUARANTEED MAXIMUM MONTHLY RATE
[1	0.100000	30	0.220267	59	14.324885
2	0.100000	31	0.262100	60	15.999115
3	0.100000	32	0.309899	61	17.796278
4	0.100000	33	0.365069	62	19.575104
5	0.100000	34	0.428730	63	20.860516
6	0.100000	35	0.503001	64	21.689665
7	0.100000	36	0.591475	65	23.057191
8	0.100000	37	0.698888	66	24.728317
9	0.100000	38	0.826632	67	26.503551
10	0.100000	39	0.972914	68	28.475393
11	0.100000	40	1.141510	69	30.648324
12	0.100000	41	1.335421	70	33.035086
13	0.100000	42	1.560266	71	35.578025
14	0.100000	43	1.823970	72	38.204107
15	0.100000	44	2.131305	73	40.893362
16	0.100000	45	2.484609	74	43.644798
17	0.100000	46	2.905785	75	46.498036
18	0.100000	47	3.403788	76	49.371476
19	0.100000	48	3.954761	77	52.160463
20	0.100000	49	4.563823	78	54.844670
21	0.100000	50	5.252771	79	57.607521
22	0.100000	51	5.998646	80	61.019697
23	0.100000	52	6.848973	81	64.291891
24	0.100000	53	7.834540	82	67.709969
25	0.100000	54	8.888990	83	71.337923
26	0.105368	55	9.970373	84	74.756239
27	0.127125	56	10.900314	85	78.322319
28	0.153353	57	11.779114	86	83.333333]
29	0.184273	58	12.920094

[

TABLE OF DEATH BENEFIT FACTORS

Death Benefit Factors are used to calculate the minimum death benefit. (See applicable provision on page 15).

Year	Factor	Year	Factor	Year	Factor
[1	250%	30	122%	59	102%
2	250%	31	120%	60	101%
3	250%	32	119%	61	100%
4	250%	33	118%	62	100%
5	250%	34	117%	63	100%
6	250%	35	116%	64	100%
7	243%	36	115%	65	100%
8	236%	37	113%	66	100%
9	229%	38	111%	67	100%
10	222%	39	109%	68	100%
11	215%	40	107%	69	100%
12	209%	41	105%	70	100%
13	203%	42	105%	71	100%
14	197%	43	105%	72	100%
15	191%	44	105%	73	100%
16	185%	45	105%	74	100%
17	178%	46	105%	75	100%
18	171%	47	105%	76	100%
19	164%	48	105%	77	100%
20	157%	49	105%	78	100%
21	150%	50	105%	79	100%
22	146%	51	105%	80	100%
23	142%	52	105%	81	100%
24	138%	53	105%	82	100%
25	134%	54	105%	83	100%
26	130%	55	105%	84	100%
27	128%	56	105%	85	100%
28	126%	57	104%	86	100%]
29	124%	58	103%

]

[Net single premiums per $1,000 of death benefit

We use the net single premium to calculate the minimum death benefit. We base the net single premium on the policy year, and the issue age, gender and underwriting class of each person insured by the policy. The net single premium may also be affected by any riders you have added to this policy.

Year	Net Single Premium	Year	Net Single Premium	Year	Net Single Premium
[1	138.23	30	420.88	59	874.20
2	143.76	31	436.17	60	886.19
3	149.51	32	451.83	61	898.30
4	155.48	33	467.85	62	910.98
5	161.69	34	484.22	63	925.17
6	168.15	35	500.92	64	942.91
7	174.86	36	517.93	65	966.82
8	181.84	37	535.20	66	1,000.00
9	189.08	38	552.69	67	1,000.00
10	196.62	39	570.34	68	1,000.00
11	204.44	40	588.12	69	1,000.00
12	212.57	41	605.97	70	1,000.00
13	221.01	42	623.86	71	1,000.00
14	229.78	43	641.74	72	1,000.00
15	238.88	44	659.52	73	1,000.00
16	248.33	45	677.14	74	1,000.00
17	258.13	46	694.52	75	1,000.00
18	268.29	47	711.55	76	1,000.00
19	278.83	48	728.10	77	1,000.00
20	289.75	49	744.13	78	1,000.00
21	301.06	50	759.65	79	1,000.00
22	312.76	51	774.57	80	1,000.00
23	324.85	52	788.93	81	1,000.00
24	337.35	53	802.64	82	1,000.00
25	350.25	54	815.53	83	1,000.00
26	363.57	55	827.65	84	1,000.00
27	377.31	56	839.13	85	1,000.00
28	391.44	57	850.55	86	1,000.00]
29	405.97	58	862.30

]

This page has been left blank intentionally.

Section 2 — How your policy works

Policy ownership and beneficiaries

This section of your policy tells you about owners, beneficiaries and exchanges.

Who owns your policy

The owner is the person or persons named in the application who make the decisions about the policy and its benefits while either of the person insured by the policy is living. The owner of this policy appears in Section 1. If you did not name an owner on your application, the persons insured by the policy are the owners.

Your rights as a policy owner

As the policy owner, you have the following rights:

•	to transfer ownership or assign the policy,

•	to change the beneficiary(ies),

•	to receive benefits and choose payment methods for them,

•	to change the amount or timing of premiums,

•	to change the death benefit option,

•	to change the face amount

•	to reinstate the policy if it lapses,

•	to take out a loan, make a withdrawal or surrender the policy,

•	to change premium allocations and make transfers among investment options, or

•	to change riders.

If you have named an irrevocable beneficiary, you will need his or her permission to make all of these decisions, except to change the amount or timing of premiums, reinstate the policy if it lapses, change premium allocations and make transfers among investment options.

If this policy has more than one owner and one of you dies, the surviving owner will hold all rights under the policy. If the last surviving owner dies, his or her estate will own the policy, unless you give us your written instructions to the contrary.

Assigning the policy

You can assign your policy in two ways:

•	A collateral assignment does not change the ownership of the policy, but your rights and the rights of your revocable beneficiary or any other person will be subject to the assignment.

•	An absolute assignment means the person or organization you assign the policy to will become the new owner.

We must receive a copy of the assignment before we consider it effective. We are not responsible for the validity of any assignment.

Transferring ownership

You can transfer ownership of this policy by submitting your assignment of ownership to us in writing. If your assignment of ownership is absolute you will no longer have any ownership rights in the policy. The new owner will have all the rights under the policy.

The transfer of ownership may be requested at anytime during the lifetime of either insured. The change of ownership will be effective on the date the written request for assignment of ownership is signed, whether or not either insured is living when the request is received by us. We are not liable for any payment made or action taken before the date we receive the written assignment of ownership.

About your beneficiaries

The beneficiary(ies) is (are) the person or persons you named in your application, or in a written form subsequent to the submission of your application, to receive the death benefit proceeds when the last surviving person insured by the policy dies. Here are some things you need to know about beneficiaries:

•

Each primary beneficiary you have named will receive an equal share of the death benefit proceeds unless you instruct us in writing otherwise. If one primary beneficiary dies, his or her share will be divided equally among the surviving primary beneficiaries unless you give us your written instructions to the contrary.

•

Each contingent beneficiary you have named will receive an equal share of the death benefit proceeds if none of the primary beneficiaries are living when the death benefit proceeds are payable, unless you give us your written instructions to the contrary. If one contingent beneficiary dies, his or her share will be divided equally among the surviving contingent beneficiaries unless you give us your written instructions to the contrary.

•

If none of your beneficiaries are living when the last surviving insured dies or if you have not named a beneficiary, you as the policy owner will receive the proceeds. If you are no longer living, the proceeds will go to your estate.

Changing your beneficiary

•	You can change revocable beneficiaries anytime before the death of the insured.

•	Beneficiary designations and changes to beneficiary designations must be in writing.

•	If the beneficiary is an irrevocable beneficiary, the owner of the policy must obtain the consent of the irrevocable beneficiary to designate a new revocable or irrevocable beneficiary.

•

If acceptable to us, the change will take effect as of the date the request is signed, whether or not the last surviving insured is living when the request is received by us. We are not liable for any payment made or action taken before the date we receive the written request for the change.

•

If you change your beneficiary and you have chosen a monthly payment method for the death benefit proceeds or cash surrender value, we will cancel that payment method and you will have to choose a payment method again. You will find more about monthly payment methods in Payment methods for the death benefit proceeds and cash surrender value.

The death benefit

The amount of your policy’s death benefit depends on the death benefit option you chose on your application. We offer three options under this policy. The option you chose appears in Section 1.

•	Option A — the death benefit will be the same as your policy’s face amount. This is known as a level death benefit.

•	Option B — the death benefit will equal your policy’s face amount plus your policy value. This is known as an increasing death benefit.

•	Option C — the death benefit will equal your policy’s face amount plus all premiums credited to the policy since the policy issue date. This is known as the return of premium death benefit.

The death benefit under any option will never be less than the minimum death benefit. You will find more about the minimum death benefit later in this section. When the younger person insured by the policy reaches age 121, the death benefit for any of the options will be the same as your policy value.

What we pay to your beneficiaries

The amount we ultimately pay to your beneficiaries is called death benefit proceeds. This section tells you when we pay them, how we calculate them and changes you can make to your policy’s death benefit.

When we pay death benefit proceeds

We pay the death benefit proceeds to your beneficiaries after we have received due proof of the death of both of the persons insured and all information and documents requested by the company.

•	Both persons must have died while the policy is in force.

•	If both persons insured by the policy die at the same time, or if it is not clear who died first, we will assume the younger of the two died later.

•

You can choose for your beneficiaries to receive the death benefit proceeds in a lump sum or in monthly payments. If you do not choose a payment method, your beneficiary can choose one when he or she makes a claim.

•

If the last surviving person insured by the policy commits suicide within two years of this policy’s issue date, we will pay you only the premiums you have paid, less any outstanding loan amount and withdrawals you have made. You will find more about this in If a person insured by the policy commits suicide.

Understanding the minimum death benefit

For your policy to qualify as life insurance under federal tax law, your death benefit must at least equal the minimum death benefit. If your death benefit under any death benefit option would be less than the minimum death benefit, we will increase your death benefit to the minimum death benefit.

We use one of two tax tests to calculate the minimum death benefit. You will find the test for your policy in Section 1. This test can not be changed once we have issued your policy.

If your tax test is the cash value accumulation test, we calculate the minimum death benefit by multiplying your policy value by 1,000, and then dividing that amount by the net single premium shown in Section 1.

If your tax test is the guideline premium test, the minimum death benefit is your policy value multiplied by a death benefit factor. You will find a table showing death benefit factors in Section 1.

How death benefit proceeds are calculated

We calculate the amount of the death benefit proceeds as of the end of the date the last surviving person insured by the policy dies. Death benefit proceeds will equal the death benefit under the option you have chosen, minus any outstanding loan amount and any unpaid monthly charges.

Changing your death benefit option

You can change your death benefit option starting at any time on or after your first policy anniversary while your policy is in force. Here is how it works:

•	You must send us your request in writing.

•

The change will become effective either on the date we approve it, if that date is a monthly charge date as defined in Section 1 or on the first monthly charge date that follows the date we approve the change. We will make the change before we deduct the monthly charge.

•	We will not allow any change in death benefit option that prevents the policy from qualifying as life insurance under federal tax law.

•	We may restrict any changes from or to Option C.

•

If a change in death benefit option would cause your policy to be classified as a modified endowment contract, we will not process the change until you send us your written confirmation of the acceptance of the classification as a modified endowment contract.

•	We will send you a policy endorsement after we make the change.

Changing from Option A to Option B or Option C

Here is what you need to know about changing from Option A to Option B or Option C:

•	Both persons insured by the policy must be living and you must give evidence of insurability satisfactory to us.

•	After the change, the face amount can not be less than the minimum face amount shown in Section 1.

•

We will decrease the face amount by the policy value if switching to Option B or by accumulated premiums paid if switching to Option C so that your death benefit is approximately the same on the date of the change.

•

We will decrease the face amount on the effective date of the change. To do this, we will first reduce any increases in the face amount you have asked us for, starting with the most recent. Then we will reduce the initial face amount.

Changing from Option B or Option C to Option A

Here is what you need to know about changing from Option B or Option C to Option A:

•	Both persons insured by the policy must be living at the time of the change and you must give evidence of insurability satisfactory to us.

•

We will increase the face amount by the policy value if switching from Option B or by accumulated premiums paid if switching from Option C so that your death benefit is approximately the same on the date of the change.

•

We will increase the face amount on the effective date of the change. The underwriting class for the increase will be the same as it is for the most recent increase that you requested. If you have not requested an increase, it will be the same as it is for the initial face amount.

Changing from Option B to Option C or from Option C to Option B

Here is what you need to know about changing from Option B to Option C or from Option C to Option B:

•	Both persons insured by the policy must be living at the time of the change and you must give evidence of insurability satisfactory to us.

•

We will adjust the face amount by the policy value minus accumulated premiums paid so that your death benefit is approximately the same on the date of the change. A change from Option B to Option C will add this adjustment to the face amount. A change from Option C to Option B will subtract this adjustment from the face amount.

•

We will adjust the face amount on the effective date of the change. The underwriting class for any increase will be the same as it is for the most recent increase that you requested. If you have not requested an increase, it will be the same as it is for the initial face amount.

•

Any decrease in the face amount will also be on the effective date of the change. To do this, we will first reduce any increases in the face amount you have asked us for, starting with the most recent. Then we will reduce the initial face amount.

Changing the face amount

Your policy’s initial face amount is the amount of insurance coverage on the issue date. You will find the initial face amount in Section 1.

The face amount may change if any of the following happens:

•	you ask us to increase or decrease it,

•	you change your death benefit option,

•	you make any withdrawals, or

•	you accelerate your death benefit.

You can ask us to increase or decrease the face amount at any time starting on your first policy anniversary. You must send us your written request while your policy is in force.

The increase or decrease will become effective either the same date we approve it, if that date is a monthly charge date, or on the first monthly charge date that follows the date we approve the change. Once we have approved the change, we will send you a policy endorsement showing your new face amount.

Increasing the face amount

Here is what you need to know about increasing the face amount:

•	Both persons insured by the policy must be living and must not have reached age 91 on the date we receive your request.

•	You must give evidence of insurability satisfactory to us.

•	Each increase you request must be at least $50,000.

•	Each increase you request will have its own underwriting class and cost of insurance rates.

•	We will apply the tax test shown in Section 1 to any increase in the face amount to make sure your policy still qualifies as life insurance under federal tax law.

•	We reserve the right to limit increases in the face amount to one increase in any 12-month period.

Decreasing the face amount

Here is what you need to know about decreasing the face amount:

•	At least one person insured by the policy must be living on the date we receive your request.

•	Each decrease you request must be at least $25,000.

•	The face amount after the decrease must not be less than the minimum face amount for this policy.

•	To apply the decrease, we will first reduce any increases in the face amount you have asked for, starting with the most recent. Then we will reduce the initial face amount.

•	We will not allow any decrease in face amount that prevents the policy from qualifying as life insurance under federal tax law.

•

If a decrease in face amount would cause your policy to be classified as a modified endowment contract, we will not process the decrease until you send us your written confirmation of the acceptance of the classification as a modified endowment contract.

Accelerated death benefit

If one of the persons insured by the policy has died and the last surviving person insured by the policy is diagnosed with a terminal illness, you can apply to get part or all of your policy’s death benefit early. This is called accelerating your death benefit. You must submit your completed application along with documentation from a licensed physician certifying that the person with the terminal illness is expected to live 12 months or less. You can only get your death benefit early once, and we will make the payment in a lump sum.

You should consult a personal tax advisor before applying to get your death benefit early because the payment may be taxable. Getting your death benefit early may also affect your eligibility for Medicaid and other government assistance programs.

The minimum amount you can apply for is $50,000 or 25% of the death benefit available on the date we approve your application, whichever is less.

If we approve your application to accelerate your death benefit, we will deduct the following from the death benefit amount you have asked for before making a payment:

•	one year of interest equal to the yield on a 90-day Treasury bill on the date we approve your application,

•	an administrative expense charge of up to $200,

•	any unpaid amounts due within your policy’s grace period on the date we approve your application, and

•

any outstanding loan amount on the date we approve your application, multiplied by the ratio of the amount of death benefit you are getting early to the total death benefit available for acceleration under your policy on the date we approve your application.

If you only get part of your death benefit early, the rest of your policy’s death benefit will remain in place. We will continue to deduct monthly charges from your policy value.

Here is how to apply to get your death benefit early:

•

Submit your completed application, provided by us, along with documentation from a licensed physician certifying that the last surviving person insured by the policy has a terminal illness and 12 months or less to live. The terminal illness can not be caused by intentionally self-inflicted injuries.

•	Submit due proof of death that the first insured has died.

•	You need written consent in a form satisfactory to us from any irrevocable beneficiary or anyone to whom you have assigned the policy before we can make a payment.

•

If you are applying to get all of your death benefit early, send this policy and any riders you have added with your application. If you are only applying for part of the death benefit, we will send you a policy endorsement once we approve your application.

•

The last surviving person insured by the policy must be living and your policy must be in force when we approve your application. If that person dies before we make the payment to you, we will pay the death benefit proceeds to your beneficiary.

•

We will not approve your application if you are applying to get the death benefit to satisfy any judgments against you, to satisfy the claims of any creditor, or to apply for, receive or maintain any government sponsored benefit or entitlement, or any other form of public assistance.

How getting the death benefit early affects your policy

If you choose to get all of your death benefit early, your policy will end. That means it will no longer have any value.

If you choose to get only part of your death benefit early, we will reduce your face amount, policy value and any outstanding loan amount by the ratio of the amount of death benefit you got early to the total death benefit that was available for acceleration on the date we approved your application.

When we reduce your face amount, we will first reduce any increases in the face amount you asked for, starting with the most recent. Then we will reduce the initial face amount. We will reduce the policy value proportionately from all of your investment options on the date we approve your application.

Getting the death benefit early will not affect our rights to contest your policy. You will find more about this in Contesting the validity of your policy.

In the event of suicide of the second insured to die, while sane or insane, after an accelerated death benefit is paid and within two years from this policy’s issue date, the death benefit proceeds payable will be limited to the amount, if any, by which the premiums paid less any outstanding loan amount and withdrawals exceed the accelerated death benefit payment.

In the event of suicide of the second insured to die, while sane or insane, after an accelerated death benefit is paid and within two years from the effective date of an increase in face amount for which evidence of insurability had been provided, or a change in death benefit options, our liability will be limited to any unaccelerated portion of the death benefit proceeds that would have been payable had such increase or change not taken effect. We will also refund to your policy value any additional cost of insurance and rider charges associated with such increase or change.

We will provide a benefit payment notice to you at the time the accelerated death benefit payment is made by us. Such notice will reflect the dollar amount of the accelerated death benefit payment, the unaccelerated portion of this policy’s death benefit, if any and any remaining face amount, policy value or outstanding loan amount.

All about premiums

Your policy gives you the flexibility to vary the amount and timing of your premium payments. Limitations on varying the amount and timing of your premium payments are described below in Making premium payments and Limits on the premium payments you can make. We deduct a premium tax charge from each premium payment, and then allocate your net premium to the investment options you have chosen on the business day we receive your payment. You will find more about when our current charges may change in Changing our charges.

Making premium payments

You will find your minimum first premium payment in Section 1. It was due on your policy’s issue date. Your insurance coverage started when you paid this premium and we issued your policy.

You can schedule the amount and frequency of the rest of your premium payments. We refer to scheduled premium payments as planned premiums. Here is how it works:

•	You will find the amount and frequency of your planned premium in Section 1. You chose these on your application.

•	You can change the amount and timing of your planned premium. Your planned premium must be at least $50.

•

We will send you a notice to remind you of your planned premium payment. We will not send a notice if you have chosen to make scheduled electronic payments. You are not required to make planned premium payments, but if you miss a payment, your policy may be in danger of lapsing, which means your insurance coverage would end. Even if you make all your planned premium payments, your policy could still lapse if its cash surrender value is not enough to cover your monthly charges. You will find more about lapsing in Lapsing and reinstatement.

•	You can make additional premium payments of at least $50 at any time.

•	We reserve the right to limit total premium payments allocated to the fixed-rate account to $500,000 within a policy year.

•	While this policy is in force, we will accept premium payments while either person insured by the policy is living or until the younger insured reaches age 121.

•	We will treat any payment you make during the life of your policy as a premium unless you tell us otherwise.

•	After the first premium payment you must send all premium payments to our administrative office unless we tell you otherwise.

•	The payment of planned premiums does not guarantee that your policy will stay in force until the younger insured’s age 121.

Limits on the premium payments you can make

Federal tax law may limit the amount of premium payments you can make.

If your policy’s tax test is the guideline premium test, we will refuse to accept all or part of a premium payment if, by accepting it, your policy would no longer qualify as life insurance under federal tax law. You will find the tax test for this policy in Section 1.

We may refuse to accept all or part of a premium payment if, by accepting it, your net amount at risk will immediately increase. We will accept your premium payment in this situation if you give evidence of insurability satisfactory to us.

If accepting all or part of a premium payment would cause your policy to be classified as a modified endowment contract, we will refuse to accept all or part of that premium payment unless you tell us in writing to accept it. A modified endowment contract is still considered to be life insurance under federal tax law, but it does not receive all the tax advantages of other life insurance contracts.

If we return a premium payment to you, we will send it no later than 60 days after the end of the policy year in which you paid the premium. We will not return a premium payment if it would cause your policy to lapse. You will find more about lapsing in Lapsing and reinstatement.

Allocating your premiums

We will allocate your net premium payments, other than those received during the right to cancel period, on the business day we receive them to the investment options you chose in your most recent allocation instructions.

You can write to us at any time to change your allocation instructions. Your allocation percentages must be in whole numbers and add up to 100%. We will apply your new instructions to all net premiums we receive starting on the business day we receive your request.

Your investment options

We put your premium payments in our general and separate accounts. We own the assets in our accounts and allocate your net premiums to the investment options you have chosen.

You can choose to allocate your premiums to the fixed-rate account or to a number of investment accounts. Amounts allocated to the fixed-rate account are held in our general account. Amounts allocated to the investment accounts are held in our separate account.

The fixed-rate account

You can choose to allocate any or all of your premium payments to the fixed-rate account. Or you can transfer policy value from the investment accounts to the fixed-rate account. You will find more about making transfers in Transferring among investment options.

The policy value in the fixed-rate account earns interest at a rate no less than the minimum annual rate shown in Section 1. We may offer a higher rate if we choose. The rate we offer on the fixed-rate account may be different than the interest rate on the loan account.

Turn to Your policy value for more about how we calculate policy value in the fixed-rate account.

The investment accounts

Each portfolio is managed by an investment advisor registered under the Investment Advisors Act of 1940. You will find more about the portfolios in the TIAA-CREF Life Funds prospectus.

About units

When you allocate, transfer or add an amount to an investment account, we use that amount to buy units.

Similarly, when you transfer, withdraw or surrender an amount from an investment account, we redeem and cancel units in that investment account. We calculate the number of units we buy or redeem by dividing the amount of the transaction by the unit value of the investment account at the end of the business day on which we process the transaction.

We calculate how much of your policy value is in an investment account by multiplying the number of units you hold in that account by the account’s unit value. Turn to Your policy value for more about how we calculate total policy value in the investment accounts.

About investment performance

We also use unit value to measure the investment performance of the investment accounts. We calculate the unit value for each investment account at the end of every business day by multiplying the unit value for the previous business day by the net investment factor for the current business day.

On any business day, here is how we calculate the net investment factor for an investment account:

a)	we take the net asset value per share of the corresponding portfolio of the investment account at the end of the day. This amount does not include any transactions made by policyholders or any monthly charges we have deducted or benefits we have paid during that day.

b)	we add to a) the per share amount of any dividends or capital gains distributed by the portfolio that day less any amount paid or reserved for the tax liability associated with operating the account since the previous business day.

c)	we then divide the sum of a) and b) by the net asset value per share of the corresponding portfolio of the investment account at the end of the previous business day. This amount includes any transactions made by policyholders or any monthly charges we have deducted or benefits we have paid during that day.

d)	finally, we subtract from the amount calculated in c) the daily mortality and expense risk charge and the daily investment advisory expense charge. You will find the guaranteed maximum mortality and expense risk charge in Section 1. You will find more about the investment advisory expense charge in the TIAA-CREF Life Funds prospectus.

If the daily mortality and expense risk charge changes, the units and unit values will be adjusted to reflect such change. In no event will the mortality and expense risk charge be more than the guaranteed maximum rate shown in Section 1. Unit values on any non-business day are determined using the unit value as of the most recent business day.

Transferring among investment options

You can make transfers among the investment accounts and the fixed-rate account. Transfers will normally be effective at the end of the business day we receive your request.

Here is what you need to know about making transfers.

•

The minimum amount for a transfer is $250 or the total value of the investment option you are transferring from, whichever is less. Your transfer allocations must be in whole dollar amounts or full percentages.

•

The total amount of transfers in any policy year from the fixed-rate account may not exceed the greater of: (a) 25% of the current balance in the fixed-rate account or (b) the amount transferred from the fixed-rate account in the immediately preceding policy year.

•

We will not charge you for the first 12 transfers you make in any policy year. We reserve the right to charge you $25 for any transfer after the 12th transfer. We will not charge you for the transfers described in Section 1.

•	We will deduct the transfer charge, if there is one, from the investment option to which you are transferring.

•

If you are transferring to more than one investment option at a time, we will deduct the charge, if applicable, from all your targeted investment options in proportion to the amount transferred into each option.

•	We reserve the right to allow you to make only one transfer from each investment option within any 90-day period.

•

If you do not have enough policy value in an account to cover a transfer, we will transfer the remaining amount in the account into the account to which you are transferring. If you are transferring to more than one account, we will transfer the remaining amount in the account into the accounts to which you are transferring in proportion to your transfer instructions.

•

To the extent permitted by applicable law, we may reject, limit, defer or impose other conditions on transfers into or out of an investment option in order to curb frequent transaction activity to the extent that comparable limitations are imposed on the purchase, redemption or exchange of shares of any of the funds held by an investment option. In accordance with applicable law, we may limit the transfer feature of this policy at any time.

Dollar cost averaging transfer program

Our dollar cost averaging program allows you to make scheduled transfers from the fixed-rate account or a money market account (source account) to the investment accounts. Here is how the program works:

•	You must authorize us to start the program.

•	You choose the dollar amount of each transfer, but the amount must be at least $100.

•

You decide how many scheduled transfers to make. However, we may require a minimum number of transfers for this program. If you do not choose a number, transfers will be made until there is no policy value remaining in the source account.

•

The first transfer will be made on the first monthly charge date after: a) the right to cancel period has ended; or b) we receive your request to start the program, whichever is later. When the monthly charge date falls on a day that is not a business day, we will transfer into the investment accounts using the unit values as of the immediately preceding business day.

•	You choose whether transfers will be made monthly or quarterly. If you do not select a timing, we will make monthly transfers.

•	You decide how the transfers will be allocated into the investment accounts.

•	We will not charge you for any transfers made under this program.

•	Dollar cost averaging is not available if the automatic account rebalancing program is in effect.

•	We reserve the right to allow you to start only one dollar cost averaging program in any policy year.

•	We reserve the right to discontinue the dollar cost averaging program. We will give you at least 30 days advanced notice if we discontinue the program.

We will keep making transfers until one of the following happens:

•	you authorize us to cancel the program,

•

you do not have enough policy value in the source account to cover a transfer. If this happens, we will automatically transfer the remaining amount in the source account into the investment accounts you chose in your most recent dollar cost averaging transfer allocation instructions, or

•	we have made the number of transfers you have asked us to make.

Automatic account rebalancing program

Our automatic account rebalancing programs allows you to maintain your specified allocation mix among the fixed-rate and investment account options. Here is how the program works:

•	You authorize us to start the program.

•	You choose whether to readjust your account allocations on a monthly, quarterly, semi-annual, or annual basis.

•	We will automatically make the necessary transfers to maintain your specified allocation under the program.

•	We will not charge you for any transfers made under this program.

•	Automatic account rebalancing is not available if the dollar cost averaging program is in effect.

We will keep making account reallocations until you tell us in a form satisfactory to us to cancel the program.

About the separate account

The TIAA-CREF Life separate account, VLI-1, funds the investment accounts offered under this policy. We own the assets in the VLI-1 account and keep them separate from our other separate accounts and from the general account.

We use the VLI-1 account to support the benefits for this policy and other similar policies. We must keep enough money in the VLI-1 account to cover the policy values allocated to the investment accounts under the policies funded by the account, but we can transfer any amount that is more than these liabilities to our general account.

We can not charge the assets of the VLI-1 account with any liabilities from our other business.

Similarly, the income, gains or losses, realized or unrealized, of the assets of an investment account belong to that investment account and are credited to or charged against the assets held in that investment account without regard to our other income, gains or losses. We comply with all laws and regulations that apply when we value the assets of the VLI-1 account.

If we believe it is in your best interests and it is appropriate for the purposes of this policy, we can take certain actions. We will give you notice if it is needed, and we will get approval from you, the SEC or any other regulatory authority when needed by law. Here is what we can do:

•	deregister the VLI-1 account under securities law,

•	operate the VLI-1 account in any form allowed under securities and other law,

•	take any action needed to comply with, maintain or get any exemption from securities law,

•	transfer any assets from an investment account into another investment account, or into other separate accounts or our general account,

•	add, combine or remove investment accounts in the VLI-1 account,

•	substitute a portfolio’s shares held in an investment account with another class of shares issued by the portfolio, or with shares of another investment company or any other investment allowed by law,

•	change the way we deduct or collect charges under the policy as long as any increase in charges is allowed under the terms of this policy,

•	modify this policy as needed so that it continues to qualify as life insurance under federal tax law, or

•	add to, cancel or suspend your ability to allocate net premiums or transfer policy value in any of the investment options to any other investment options.

We reserve the right to make any other technical changes to this policy that are necessary to conform with the actions listed above.

We will tell you if any of these actions result in a material change in the underlying portfolios of an investment account you have allocated policy value to. We will file details of any material change with a regulatory authority if needed, and the change will be subject to any approval required.

If you object to a material change that affects an investment account to which you have allocated policy value, you can ask us to transfer that policy value into another investment option. We must receive your transfer request at our administrative office within 60 days of the postmarked date on the notice of material change we send to you. We will not charge you for this transfer.

The VLI-1 account is a separate investment account under New York state laws. It is registered as a unit investment trust with the SEC under the Investment Company Act of 1940.

The investment policy of the separate account can not be changed unless any required approval is obtained from the Superintendent of the New York State Insurance Department.

Loans, withdrawals and surrenders

You can get access to all or some of your policy value while your policy is in force by making partial withdrawals or surrendering your policy. You can also take out a loan from us using your policy as collateral.

About loans

You can borrow money from us any time after your right to cancel policy period ends while at least one of the persons insured by the policy is living. You should consult a personal tax advisor before taking out a loan.

When you borrow money from us, we use your policy value as collateral. You pay interest on the amount you borrow. The policy value set aside to secure your loan also earns interest. Here is how it works:

•	The loan will take effect at the end of the business day we receive your request in writing.

•

To secure the loan, we transfer an amount equal to the amount you are borrowing from your policy value in the investment options to the loan account. If you do not tell us which investment options from which to take the loan amount, we will transfer it from all of your investment options in proportion to the policy value you have in each option.

•

The amount of policy value in the loan account earns interest. You will find more about the loan account later in this section. You will find more about how we calculate policy value in the loan account in Your policy value.

•	Taking out a loan may affect your policy value because the amount set aside in the loan account will not participate in any potential earnings made possible through the investment options.

•	Interest owed on the amount you have borrowed accrues daily at an annual rate set by us. You will find more about our interest rates later in this section.

•

Interest that has accrued during a policy year is due on your policy anniversary and whenever the cash surrender value is not enough to cover the monthly charge. If you do not pay the interest when it is due, we will add it to the amount of your loan and start accruing interest on the new balance from the date it was due.

•

On each policy anniversary, if your outstanding loan amount is greater than your policy value in the loan account, we will transfer the difference from the investment options to the loan account. If you do not tell us which investment options from which to take this amount, we will transfer it from your investment options in proportion to the policy value you have in each option.

On any monthly charge date, if the outstanding loan amount plus the monthly charge exceeds the policy value, your policy will enter the grace period. You will find more about the grace period in The grace period.

How much you can borrow

The minimum amount you can borrow is $1,000. The maximum amount you can borrow is 90% of your policy value. Throughout this policy, your outstanding loan amount means the amount in the loan account plus any interest you owe on any loans.

Loan interest rates

We charge you interest on your loan balance at a rate shown in Section 1.

Loan account interest rate

Amounts in the loan account earn interest. The annual interest rate will never be less than the guaranteed minimum interest rate for the loan account as indicated in Section 1.

Repayment of your loan

You can repay all or part of your outstanding loan amount any time while your policy is in force. The minimum loan payment you can make is $100 or your outstanding loan amount, whichever is less. We will not deduct a premium tax charge from any loan payment you make.

We will reduce your outstanding loan amount by the amount of your loan payment. We will also transfer the amount of your loan payment from the loan account to the investment options you choose. If you do not tell us which investment options to which to make the transfer, we will use your most recent premium allocation instructions.

If you do not repay your loan, we will deduct your outstanding loan amount from the death benefit proceeds when the last surviving person insured by the policy dies. You will find more about this in How death benefit proceeds are calculated.

Making withdrawals

You can make withdrawals starting on your policy’s first anniversary as long as the policy is in force and at least one of the persons insured by the policy is living.

Here is how it works:

•	We will process the withdrawal at the end of the business day we receive your written request.

•	Each withdrawal must be at least $1,000.

•	A withdrawal can not be for more than 90% of your policy’s cash surrender value.

•	The amount we send you will be reduced by a $20.00 service charge.

•	If you do not tell us which investment options from which to take the withdrawal, we will take it from all of your investment options in proportion to the policy value you have in each option.

•	We reserve the right to allow you to make only one withdrawal from any one investment option within a 90-day period.

•	We will send you a policy endorsement showing you any changes in your policy’s benefits and values after you have made a withdrawal.

•	We will not allow any withdrawal that prevents the policy from qualifying as life insurance under federal tax law.

•

If a withdrawal would cause your policy to be classified as a modified endowment contract, we will not process the withdrawal until we receive your written confirmation of your acceptance of the classification as a modified endowment contract.

How withdrawals affect the face amount

If you have chosen death benefit Option B, making a withdrawal will not reduce your policy’s face amount. If you have chosen death benefit Option A or C, the face amount will be reduced by the amount withdrawn. If there are in force increases in face amount, the reduction will be allocated among the initial face amount and in force increases in face amount on a pro-rata basis.

Your face amount can never be less than the minimum face amount shown in Section 1. If a withdrawal will cause your face amount to be less than the minimum face amount, you must reduce the amount of the withdrawal or surrender the policy.

Advisory Fees

In certain situations, as agreed to between you and an investment advisor, advisory fees may be deducted each quarter from specified investment options to compensate an advisor for any management of your policy. The fees may be deducted from the fixed-rate account and/or all of the investment accounts (except the collateral loan account) in proportion to the policy value in each investment option (pro-rata) or they can be deducted from designated investment options as specified by you. These fees may be considered withdrawals from the policy for tax purposes. No charges will be assessed by us for the withdrawal of these fees and the face amount will not be reduced by the amount of these fees.

Surrendering your policy

If you surrender your policy for its cash surrender value, your insurance coverage under this policy will end. The cash surrender value is your policy value less any outstanding loan amount. We will calculate the cash surrender value on the business day we receive your signed request and that is the date our liability will end.

This policy does not have a minimum guaranteed cash surrender value.

Your policy value

Policy value is not guaranteed – it depends on the amount and timing of your premium payments, the performance of the investment accounts you have chosen, the interest rates on the fixed-rate account and the loan account, policy charges, how much you have borrowed or withdrawn from the policy, and the level of policy and rider benefits.

How we calculate your policy value

Your policy value is equal to the total amount allocated to the investment accounts, the fixed-rate account and the loan account. You will find more about the investment accounts and the fixed-rate account in Your investment options. You will find more about the loan account in Loans, withdrawals and surrenders.

We will adjust your policy value if we find out that you stated the age or gender of either person insured by the policy incorrectly on your application and that at least one of the two persons insured by the policy is living. We will retroactively adjust the policy value to reflect the monthly charges we should have deducted for the correct age or gender of either person. You will find more about this in Monthly charges.

Calculating policy value in the fixed-rate account

On the policy date, the policy value in the fixed-rate account equals the net premiums allocated to this account less the part of the first monthly charge deducted from this account.

To calculate total policy value in the fixed-rate account on any day, we start with the net premiums you have allocated to the account. Then we add:

•	any amounts you have transferred into the account from an investment account or the loan account, and

•	any interest accrued.

Finally, we subtract:

•	any monthly charges deducted from the account,

•	any withdrawals you have made from the account,

•	any amounts transferred from the account to an investment account or the loan account,

•	any fees deducted from the account for transfers, and

•	any advisory fees deducted from the account.

If we are calculating the policy value in the fixed-rate account on a monthly charge date, we will also subtract the part of that date’s monthly charge that is associated with this account.

Calculating policy value in the investment accounts

On the policy date, the policy value in each investment account equals the net premiums allocated to that account less the part of the first monthly charge deducted from that account.

On any other day, the policy value in any investment account is equal to the number of units in the investment account multiplied by the unit value for that account. You will find more about units and unit values in Your investment options.

To calculate the total number of units, we start with the number of units you bought on the issue date.

Then we add units of the account you bought:

•	using additional net premiums, and

•	through any transfers from other investment options or the loan account.

Finally, we subtract units of the account redeemed:

•	to pay for monthly charges,

•	to pay for withdrawals,

•	through any transfers to another investment option or the loan account,

•	to pay for transfer fees, and

•	to pay any advisory fees.

If we are calculating the policy value in an investment account on a monthly charge date, we will also subtract the part of that date’s monthly charge that is deducted from this account.

Calculating policy value in the loan account

To calculate the total policy value in the loan account on any day, we add:

•	any amounts transferred into the account, and

•	any interest credited to the account.

Finally, we subtract:

•	any transfers out of the account.

Monthly charges

We deduct a monthly charge from your policy value on each monthly charge date. Unless you provide us with instructions to the contrary, we will make the deductions from the fixed-rate account first, and if there is no policy value in the fixed-rate account, the other investment options in proportion to the policy value you have in each option. We will stop deducting the monthly charge when the younger person insured by the policy reaches age 121.

The monthly charge has two parts:

Cost of insurance charge

Here is how we calculate the cost of insurance charge:

•	first we divide the net amount at risk by $1,000, and

•	then we multiply that amount by the monthly cost of insurance rate per $1,000 of net amount at risk.

Different cost of insurance rates may apply to the net amount at risk for the initial face amount and each increase in the face amount you have asked for. The net amount at risk is equal to the death benefit divided by 1.00246627 minus the policy value. The net amount at risk can never be less than zero.

When we are calculating net amount at risk, we allocate the policy value to the initial face amount and any increases in the face amount in proportion to the total face amount. If we have increased your death benefit in accordance with the minimum death benefit, we allocate that increase to the initial face amount and any increases in the face amount you have asked for in proportion to the total face amount.

The monthly cost of insurance rates for the net amount at risk of this policy are based on the age, gender and underwriting class of each of the persons insured by the policy. They are also based on the policy’s face amount, death benefit option and the number of years the policy has been in force.

The monthly cost of insurance rates for the initial face amount will never be greater than the guaranteed maximum monthly cost of insurance rates shown in Section 1.

Charges for optional riders

If you have added any riders to your policy, we add any charges for them to your monthly charge. You will find more in Riders you have added.

Changing our charges

We may change our monthly cost of insurance rates, excess interest rates, mortality and expense risk charges, and premium tax charges, if we change our future expectations for mortality, expenses, persistency, investment earnings, or federal, state or local taxes. The interest rates will never be less than the guaranteed minimum interest rate and the other rates and charges will never be greater than the respective guaranteed maximums. We will make any changes according to the procedures and standards on file with the insurance department of the state where we delivered this policy.

Changes we make to rates and charges will be the same for all policies that have the same face amount, death benefit option and policy year, and where the persons insured by the policies have the same issue ages, genders and underwriting classes. Changes will first apply on the next monthly charge date.

We will calculate changes in policy cost factors prospectively. We will review interest rates at least once a year. We will review all other charges at least once every five years.

We will not change our charges more than once a month. We will not change our charges because of a change in the health or job of either person insured by this policy. We also will not change our charges to recoup any prior losses.

Lapsing and reinstatement

If your policy’s cash surrender value is less than the monthly charge on the date it is due, your policy may lapse, which means you will no longer have any insurance coverage. If your policy is in danger of lapsing, we will give you a grace period to pay the premium needed. If your policy lapses, you have three years from the end of the grace period to apply for reinstatement. You can not reinstate your policy if you surrender it.

About lapsing

Generally, if your policy’s cash surrender value is not enough to cover the monthly charge on the date it is deducted, your policy may lapse.

We will tell you the minimum payment you have to make in order to keep your policy in force. You will be required to make a minimum payment that is enough to cover any accumulated unpaid monthly charges, including excess loan interest plus three current monthly charge deductions. We will send a lapse notice to you, any third party designated by you, and to anyone you have assigned your policy to, at the most recent addresses we have in our records.

The grace period

We will give you a grace period of 61 days to make the minimum payment. The grace period will start on the date we send notice to you. When the cash surrender value is insufficient to cover the monthly charge, we will transfer any remaining policy value in the investment options into a special holding account that does not earn interest.

If we do not receive the minimum payment within the grace period, your policy will lapse with no value. If your policy lapses at the end of the grace period, we will return any payments you made to us during the grace period. We will always give you at least 15 days, but no more than 45 days written notice prior to having your policy lapse at the end of the 61-day grace period described above. We will send a notice to you, and to anyone to whom you have assigned your policy to, at the most recent addresses we have in our records.

Reinstating your policy

If your policy lapses, you have three years from the end of the grace period to apply for a reinstatement. If approved we will reinstate the policy only, excluding any riders. If only one person insured by the policy is living, you can’t reinstate the policy if the other person died while the policy wasn’t in force.

We will approve the reinstatement of your policy, if you send us the following:

•	an application provided by us,

•	evidence of insurability satisfactory to us, and

•	payment of:

•	any outstanding loan amount as of the date the policy lapsed, or reinstatement of that amount,

•	all unpaid monthly charges as of the date the policy lapsed, plus interest at an effective annual rate of 6% from the date the policy lapsed to the date we reinstate it, and

•	a premium that is enough to cover three current monthly charge deductions.

We will reinstate your policy on the date we approve the reinstatement or the date we receive the payment needed for reinstatement, whichever comes later. On the date we reinstate your policy, the policy value will increase by the amount you paid to reinstate it, less:

•	any loan payment,

•	any unpaid monthly charges with interest, and

•	any premium tax charge.

If we reinstate your policy on a monthly charge date, we will also deduct a monthly charge.

Payment methods for the death benefit proceeds and cash surrender value

You can choose to have the death benefit proceeds or the cash surrender value paid in a lump sum. Other settlement options may be available. Full payment of the death benefit proceeds to the person designated as entitled, discharges us from all claims under the policy. You will find more about the cash surrender value in Surrendering your policy.

Other things to know about your policy

Entire contract

The entire contract consists of this policy; any attached additional benefit riders, endorsements, original application and any subsequent application(s) for changes that are attached to this policy. We relied upon the application(s) in issuing this policy. All statements made in the application(s) are assumed to be true to the best knowledge and belief of the person(s) making them. These statements in the absence of fraud are representations and not warranties. No statement will be used to void this contract or contest a claim unless it is a material misrepresentation contained in the application(s).

Only our President, a Vice President or the Secretary may change the terms of this policy or waive any of our rights or requirements under it.

Statements and reports we will send you

We will send you an annual statement. We may send you other periodic statements. The statements will give you information about your policy, including:

•	death benefit proceeds,

•	face amount,

•	current interest rates for the fixed-rate account and loan account,

•	policy value,

•	cash surrender value,

•	any outstanding loan amount,

•	premium payments you have made,

•	premium tax charges we have deducted,

•	monthly charges we have deducted, and

•	any other information that is needed by law in the state where we delivered this policy.

We will also send you confirmations as required by the Securities and Exchange Commission when you pay premiums, transfer between investment options, and perform most other transactions.

Illustrations

Starting on your first policy anniversary, you can ask us to send you an illustration showing hypothetical projections of your policy value and death benefit. We reserve the right to limit the number of illustrations to no more than one per policy year.

Communicating with us

You should send all payments, and any correspondence to us, to our administrative office. You will find the address on the front cover of this policy. You should always include your policy number, your full name and current address, and the full names of the persons insured by the policy.

When we process payments

We send out all payments from our administrative office. You will find the address on the front cover of this policy.

We may delay making any withdrawals, loans, transfers and surrenders from the investment accounts or applying any premium payments to the investment accounts under unusual circumstances; for example, if:

•	the New York Stock Exchange closes on a day other than a regular holiday or weekend.

•	the SEC determines that trading on the New York Stock Exchange is restricted or that an emergency exists. or

•	the corresponding portfolio of an investment account lawfully suspends payment or redemption of its shares.

We may delay payments of withdrawals, loans, transfers and surrenders from the fixed-rate account for up to six months. We will not delay a payment if it needs to be used as a premium payment for any policy you may have with us. Payments of any amounts derived from premiums paid may be delayed until such time as we have received the funds.

All payments we make to you under this policy are exempt from the claims of any creditors, to the extent allowed by law. You can not assign or withdraw payments before we make them without our consent.

Misstatement of age or sex

If we find out after the death of both insureds that you stated the age or gender of either person insured by the policy incorrectly on your application, we will adjust the death benefit before we calculate the death benefit proceeds. The death benefit will be the amount that you could have bought with your last monthly cost of insurance charge at the correct age or gender. If you have any riders, the death benefit for them will be the amount that you could have bought with your last monthly rider charge at the correct age or gender.

Contesting the validity of your policy

With respect to each life insured, this policy will be incontestable after it has been in force during the lifetime of that insured for two years from its issue date. If the death of the first insured to die occurs within two years after the issue date, we will not contest this policy due to a material misrepresentation concerning only the first insured to die more than 12 months after receipt of proof of such death. If we successfully contest this policy during the first two years, we will refund your premiums.

With respect to each life insured, the amount of any increase in the death benefit due to a death benefit option change will be incontestable after such change has been in force during the lifetime of that insured for two years from the date the change takes effect. If the face amount has been increased subject to evidence of insurability, such increase will be incontestable after it has been in force during the lifetime of that insured for two years from the date the increase takes effect. If the death of the first insured to die occurs within two years after the effective date of a change in death benefit option or an increase in face amount subject to evidence of insurability, we will not contest this policy due to a material misrepresentation concerning only the first insured to die more than 12 months after receipt of proof of such death.

If we successfully contest a death benefit option change or an increase in face amount subject to evidence of insurability, the death benefit will be what would have been payable had such change or increase not taken effect. We will refund to your policy value any additional cost of insurance and rider charges associated with such increase or change.

With respect to each life insured, if this policy is reinstated, statements made in the reinstatement application will be incontestable after this policy has been in force during the lifetime of that insured for two years from the reinstatement date. If the death of the first insured to die occurs within two years after the date of reinstatement, we will not contest this policy due to a material misrepresentation concerning only the first insured to die more than 12 months after receipt of proof of such death.

The contestable period of any additional benefit rider attached to this policy is stated in the rider.

If a person insured by the policy commits suicide

In the event of the suicide of either insured, while sane or insane, within two years from this policy’s issue date or the date of reinstatement, our liability will be limited to the amount of premiums paid less any outstanding loan amount and any withdrawals.

In the event of the suicide of either insured, while sane or insane, within two years from the effective date of any increase in face amount for which evidence of insurability had been provided, or within two years from the effective date of a death benefit option change, our liability will be limited to the death benefit that would have been payable had the increase or change not taken effect. We will also refund to your policy value any additional cost of insurance and rider charges associated with such increase or change.

The suicide exclusion of any additional benefit rider attached to this policy is stated in the rider.

Policy calculations

The values under this policy comply with the laws of the state where we delivered this policy. We have filed a detailed statement showing how we calculate these values with the state insurance department.

We base the net single premiums used for the cash value accumulation test on the 2001 Commissioners Standard Ordinary Mortality Tables using the age as of last birthday, gender, and if applicable, the tobacco use status of the two people insured by the policy. We use an annual interest rate of 4%.

We use the same mortality tables to calculate guaranteed maximum cost of insurance rates, taking into account the number of policy years and the issue ages, genders and underwriting classes of the two people insured by the policy. Separate scales of the guaranteed maximum cost of insurance rates apply to substandard underwriting classes.

Dividends

This policy is a non-participating policy and does not pay dividends.

Section 3 — Some definitions

administrative office

the office you must contact to exercise any of your rights under the policy. You should send all payments and requests to:

TIAA-CREF Life Insurance Company,

[P.O. Box 724508,

Atlanta, GA 31139],

[1 877 694 0305]

age

a person’s age on the policy date (the issue age shown in Section 1), plus the number of full policy years completed since the policy date. We increase “age” by one year on each policy anniversary.

business day

any day that the New York Stock Exchange or its successor is open for trading. It usually ends at 4:00 pm Eastern Time or when trading closes on the New York Stock Exchange or its successor, whichever is earlier. If we receive your payment or request after the end of a business day, we will process it as of the end of the next business day.

cash surrender value

your policy value less any outstanding loan amount.

death benefit proceeds

the amount we pay to your beneficiaries when we receive due proof of the death of both persons insured by the policy. The amount equals the death benefit under the death benefit option you have chosen minus any outstanding loan amount and any overdue monthly charges.

face amount

the amount of insurance coverage you have chosen (the initial face amount in Section 1), plus any in force increases in face amount, less any decreases in face amount.

federal tax law

Section 7702 of the Internal Revenue Code of 1986 and any successor provisions.

fixed-rate account

an investment option supported by our general account. The policy value allocated to this account earns interest at a rate no less than the guaranteed minimum rate of interest, shown in Section 1.

general account

the account containing all of our assets other than those in the separate account.

in force

when our obligations under the policy begin once we receive your first premium payment and issue this policy. Your policy will be in force until both persons insured by the policy dies, the grace period expires and your policy lapses, or you surrender or exchange your policy.

initial face amount

the face amount on the issue date, shown in Section 1.

investment account

an investment option that invests in shares of a corresponding portfolio of the TIAA-CREF Life Funds or other externally managed funds. Each investment account is a subaccount of the separate account, VLI-1.

investment options

the options you can choose from when you are allocating net premiums under this policy. The investment options for this policy are the investment accounts and the fixed-rate account.

issue age

the age, shown in Section 1, of each person insured by the policy on the policy date.

issue date

the day, shown in Section 1, that we issued this policy at our administrative office. We measure the suicide and contestability periods from the issue date.

licensed physician

an individual licensed to practice medicine in the state in which this policy is delivered and who is acting within the scope of such license. A licensed physician does not include you, the person insured by the policy, or a person who lives with you or the person insured by the policy.

loan account

an account within our general account to which we transfer policy value from the investment options as collateral when you take out a policy loan. The policy value in the loan account earns interest at a rate no less than the guaranteed minimum rate for loans described in Section 1.

modified endowment contract

a special kind of life insurance policy that is defined in Section 7702A of the Internal Revenue Code. It does not receive the same tax advantages as other life insurance policies.

monthly charge date

the day we deduct the monthly charge from your policy value. It is the same date of each calendar month as the policy date or it is the last day of the month if that comes first.

net amount at risk

the amount we use to calculate the cost of insurance charges for this policy and any riders you have added. It can never be less than zero. We calculate it by dividing the amount of death benefit by a monthly interest factor of 1.00246627. Then, from this amount, we subtract the policy value, before we deduct the cost of insurance charge.

net premium

any premium payment, less a premium tax charge, that we allocate to an investment option.

outstanding loan amount

the amount in the loan account plus any unpaid and accrued interest you owe.

policy anniversary

the same date of each calendar year as the policy date shown in Section 1.

policy date

the effective date of this policy shown in Section 1. Policy months, policy years and policy anniversaries are measured from the policy date.

policy value

the total amount in the investment accounts, the fixed-rate account and the loan account.

policy year

a year that starts on the policy date or on a policy anniversary.

portfolio

an investment portfolio of the TIAA-CREF Life Funds or other externally managed funds that has its own investment objective, strategy and risk.

premium tax charge

a charge from each premium payment to reimburse us for state premium tax costs. This premium tax charge is based on the state of issue and will remain fixed throughout the life of your policy.

SEC

Securities and Exchange Commission.

securities law

the Investment Company Act of 1940.

separate account

the TIAA-CREF Life separate account, VLI-1. It is divided into investment accounts, each of which invests in shares of a corresponding portfolio of the TIAA-CREF Life Funds or other externally managed funds.

tax test

the Internal Revenue Code Section 7702 test shown in Section 1 that we use to calculate your policy’s minimum death benefit and the maximum amount of premium you can pay. Once we issue your policy, the tax test can not be changed.

underwriting class

a class we assign to each person insured by the policy and use to calculate cost of insurance charges. Classes are based on health, whether or not each person uses tobacco and other non-medical factors. Classes include any flat and temporary extra mortality charges.

unit

a measure used to calculate the amount of policy value in any investment account.

This page has been left blank intentionally.

Key features of your Flexible Premium Last Survivor Variable Universal Life Insurance policy

•	Adjustable death benefit

•	Flexible premiums payable during either insured’s lifetime

•	Premiums can be allocated to the fixed-rate account and/or to our investment accounts

•	Policy value, death benefit and length of coverage can be variable or fixed according to the provisions of this policy and may increase or decrease depending on investment performance

•	The minimum death benefit and the method for determining the amount of your death benefit are described in The death benefit provision of this policy

•	Pays death benefit proceeds when the last surviving person insured by the policy dies

•	Can be cashed in for its cash surrender value

•	Non-Participating policy. This policy does not pay dividends

•	Accelerated Death Benefit option, but you should consult a personal tax advisor first because the payment may be taxable